Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER 2026 RESULTS

MOUNT AIRY, N.C., October 22, 2026 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”), the largest manufacturer of steel wire reinforcing products for concrete construction applications in the United States, today announced financial results for its fourth quarter and fiscal year ended October 3, 2026.

Fourth Quarter 2026 Highlights

●	Net earnings of $7.7 million, or $0.40 per share
●	Net sales of $209.3 million
●	Gross profit of $21.0 million, or 10.0% of net sales
●	Net cash balance of $37.5 million and no debt outstanding as of October 3, 2026
●	Announced the consolidation of welded wire operations
●	Broader engineered structural mesh (“ESM”) customer base helped sustain shipments in a soft construction market
●	Fiscal 2027 supported by a favorable demand outlook and ongoing operating efficiency initiatives

Fourth Quarter 2026 Results

Net earnings for the fourth quarter of fiscal 2026 decreased to $7.7 million, or $0.40 per share, from $14.6 million, or $0.74 per diluted share, for the same period a year ago. Results for the current quarter included $0.7 million in restructuring charges related to the consolidation of the Company’s welded wire operations, which reduced net earnings per share by $0.03.

Net sales increased 17.9% to $209.3 million from $177.4 million in the prior-year quarter, driven by higher average selling prices and increased shipments, which benefited from an extra week under Insteel’s fiscal calendar. Average selling prices rose 6.6%, reflecting pricing actions implemented in response to higher raw material, freight and other operating costs. Shipments increased 10.6%, largely due to the additional week, while a broader customer base within our engineered structural mesh business helped sustain volumes despite softness in the broader construction market. Sequentially, average selling prices rose 3.3%, while shipments increased 2.5% from the third quarter, also benefiting from the additional week.

Gross profit decreased to $21.0 million from $28.6 million in the prior-year quarter, with gross margin contracting to 10.0% from 16.1%. The year-over-year decline primarily reflected higher raw material costs, and inflationary trends affecting freight and operating costs that outpaced higher average selling prices.

Operating activities generated $18.2 million of cash during the quarter compared with using $17.0 million in the prior-year quarter, primarily due to favorable changes in net working capital, partially offset by lower earnings. Net working capital provided $4.6 million of cash in the current-year quarter compared with using $37.4 million in the prior-year quarter.

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Fiscal 2026 Results

Net earnings for fiscal 2026 were $29.5 million, or $1.51 per diluted share, compared with $41.0 million, or $2.10 per diluted share, for fiscal 2025. Fiscal 2026 results included $0.8 million in restructuring charges, which reduced earnings per diluted share by $0.03. Fiscal 2025 results included $2.6 million of restructuring charges and acquisition-related costs, which reduced earnings per diluted share by $0.10.

Net sales increased to $739.5 million from $647.7 million for fiscal 2025, primarily driven by an 11.5% increase in average selling prices. Shipment volumes increased 2.4% from the prior year, benefiting from an additional week in fiscal 2026 under Insteel’s fiscal calendar and a broader customer base for the Company’s engineered structural mesh. Gross profit decreased to $75.7 million from $93.4 million in fiscal 2025, while gross margin declined to 10.2% from 14.4%. The reduction in profitability primarily reflected higher raw material costs and inflationary trends in freight and operating costs that outpaced higher average selling prices.

Operating activities generated $36.6 million of cash in fiscal 2026 compared with $27.2 million in the prior year, primarily due to favorable changes in net working capital, partially offset by lower net earnings. Net working capital used $12.8 million of cash in fiscal 2026 compared with $37.6 million in the prior year, largely reflecting a smaller increase in inventories.

Capital Allocation and Liquidity

Capital expenditures for fiscal 2026 increased to $11.8 million from $8.2 million in the prior year. For fiscal 2027, capital expenditures are expected to total approximately $30.0 million. Planned investments will primarily support expansion of the Company’s engineered structural mesh business, strategic investments in its prestressed concrete strand operations, cost reduction and productivity initiatives, and routine maintenance.

During the fourth quarter of fiscal 2026, the Company repurchased approximately 15,000 shares of its common stock under its existing share repurchase authorization, bringing total fiscal 2026 repurchases to approximately 114,000 shares. For the full year, Insteel returned $24.9 million to shareholders through dividends and share repurchases while maintaining a strong balance sheet and ample liquidity. The Company ended the year debt-free with $37.5 million in cash and cash equivalents and no borrowings outstanding under its $100.0 million revolving credit facility.

Outlook

“Our fourth quarter results reflect the challenging cost environment we have navigated for the last two years,” commented H.O. Woltz III, Insteel’s President and CEO. “Domestic wire rod prices remain at historically high levels, well above prices in global markets, while availability continues to be constrained, thereby requiring the Company to supplement domestic purchases with offshore purchases and accept the working capital implication of elevated import volumes. Higher freight costs and persistent inflation affecting most of our cost structure continue to challenge the Company. While we have recovered a substantial portion of elevated costs through price increases, rising costs are relentless. From a demand perspective, publicly funded infrastructure activity continues to provide a solid foundation for our business, while ongoing investment in data center projects constitutes the bulk of the activity we see in private nonresidential construction. Our pursuit of additional growth opportunities within our engineered structural mesh business has broadened our customer base and supported shipment growth. We expect this trend to continue throughout 2027.”

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Woltz added, “As we enter fiscal 2027, we are focused on building on these growth opportunities while improving our cost competitiveness and operating efficiency. We are pleased with our progress expanding our engineered structural mesh business and with the previously announced consolidation of our welded wire operations, which we expect will result in substantial cost reductions. We will continue to invest in strategic initiatives that support long-term growth and have confidence that our balance sheet provides the flexibility to navigate changing market conditions and pursue additional opportunities.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter and fiscal 2026 financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates 11 manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended September 27, 2025 and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

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It is not possible to anticipate and list all risks and uncertainties that may affect our business, future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate, including uncertainty over global trade policies and the financial impact of related tariffs and retaliatory tariffs; geopolitical tensions and military conflicts could increase energy and transportation costs, disrupt our supply chain and limit the availability of raw materials; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; the impact of rising interest rates on the cost of financing for our customers; fluctuations in the cost and availability of our primary raw material, hot-rolled carbon steel wire rod from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; the impact of cybersecurity breaches and data leaks; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 27, 2025, and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 3,	September 27,	October 3,	September 27,
	2026	2025	2026	2025

Net sales	$209,278	$177,444	$739,514	$647,706
Cost of sales	188,253	148,836	663,832	554,268
Gross profit	21,025	28,608	75,682	93,438
Selling, general and administrative expense	10,370	9,708	37,358	39,002
Restructuring charges, net	705	103	756	2,304
Acquisition costs	-	-	-	325
Other expense, net	3	29	88	17
Interest expense	15	12	63	52
Interest income	(253)	(493)	(872)	(2,067)
Earnings before income taxes	10,185	19,249	38,289	53,805
Income taxes	2,467	4,699	8,742	12,785
Net earnings	$7,718	$14,550	$29,547	$41,020

Net earnings per share:
Basic	$0.40	$0.75	$1.52	$2.11
Diluted	0.40	0.74	1.51	2.10

Weighted average shares outstanding:
Basic	19,428	19,481	19,458	19,484
Diluted	19,481	19,599	19,522	19,558

Cash dividends declared per share	$0.03	$0.03	$1.12	$1.12

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	October 3,	June 27,	September 27,
	2026	2026	2025
Assets
Current assets:
Cash and cash equivalents	$37,480	$22,947	$38,630
Accounts receivable, net	89,293	80,687	78,719
Inventories	150,831	166,924	137,776
Other current assets	8,650	8,293	6,822
Total current assets	286,254	278,851	261,947
Property, plant and equipment, net	124,224	124,348	128,691
Intangibles, net	14,928	15,351	16,553
Goodwill	37,755	37,755	37,755
Other assets	17,230	17,637	17,704
Total assets	$480,391	$473,942	$462,650

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$62,465	$65,485	$48,173
Accrued expenses	14,447	12,632	17,836
Total current liabilities	76,912	78,117	66,009
Other liabilities	23,873	24,425	25,109
Commitments and contingencies
Shareholders' equity:
Common stock	19,358	19,358	19,420
Additional paid-in capital	91,819	90,780	89,402
Retained earnings	268,063	261,298	262,746
Accumulated other comprehensive income (loss)	366	(36)	(36)
Total shareholders' equity	379,606	371,400	371,532
Total liabilities and shareholders' equity	$480,391	$473,942	$462,650

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 3,	September 27,	October 3,	September 27,
	2026	2025	2026	2025
Cash Flows From Operating Activities:
Net earnings	$7,718	$14,550	$29,547	$41,020
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	4,388	4,664	17,735	18,390
Amortization of capitalized financing costs	13	12	51	50
Stock-based compensation expense	1,336	1,374	3,489	3,489
Deferred income taxes	(153)	(207)	(223)	(748)
Asset impairment charges	-	-	-	1,001
Loss on sale and disposition of property, plant and equipment	11	41	81	127
Increase in cash surrender value of life insurance policies over premiums paid	-	(300)	(410)	(452)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(8,606)	4,545	(10,574)	(20,411)
Inventories	16,093	(18,605)	(13,055)	(36,466)
Accounts payable and accrued expenses	(2,863)	(23,352)	10,795	19,260
Other changes	296	271	(809)	1,903
Total adjustments	10,515	(31,557)	7,080	(13,857)
Net cash provided by (used for) operating activities	18,233	(17,007)	36,627	27,163

Cash Flows From Investing Activities:
Acquisition of businesses	-	(33)	-	(72,089)
Capital expenditures	(2,729)	(1,723)	(11,788)	(8,213)
Decrease (increase) in cash surrender value of life insurance policies	262	(110)	(645)	(581)
Proceeds from sale of assets held for sale	-	4,954	-	5,011
Proceeds from sale of property, plant and equipment	4	8	4	107
Proceeds from surrender of life insurances policies	-	41	3	91
Net cash (used for) provided by investing activities	(2,463)	3,137	(12,426)	(75,674)

Cash Flows From Financing Activities:
Proceeds from long-term debt	90	68	18,495	291
Principal payments on long-term debt	(90)	(68)	(18,495)	(291)
Cash dividends paid	(581)	(583)	(21,723)	(21,761)
Cash received from exercise of stock options	-	-	-	62
Payment of employee tax withholdings related to net share transactions	(199)	(275)	(477)	(425)
Repurchases of common stock	(457)	(307)	(3,151)	(2,273)
Net cash used for financing activities	(1,237)	(1,165)	(25,351)	(24,397)

Net increase (decrease) in cash and cash equivalents	14,533	(15,035)	(1,150)	(72,908)
Cash and cash equivalents at beginning of period	22,947	53,665	38,630	111,538
Cash and cash equivalents at end of period	$37,480	$38,630	$37,480	$38,630

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$11	$-
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,489	1,549	1,489	1,549
Restricted stock units and stock options surrendered for withholding taxes payable	199	275	477	425